Exhibit 99.1

Sterling Bank creates new Chief Lending Officer position

HOUSTON, TX, January 7, 2009 – Sterling Bancshares, Inc. (NASDAQ: SBIB) announced today that its Board of Directors has promoted Travis L. Jaggers to the newly-created position of Executive Vice President and Chief Lending Officer of Sterling Bank. He was previously Sterling Bank’s Regional CEO for the Southeast Houston Region, a position which he has held since October 2001. From 1997 through September 2001 he served as CEO of Sterling’s Gulf Freeway, Spencer Highway, and Deer Park Banking Centers. In his new position, he is responsible for continuing to grow the Commercial and Business Banking in Sterling’s markets: Houston, San Antonio, and North Texas.

“I have great admiration for Travis Jaggers as a commercial banker and a leader, but more importantly Travis has earned the respect and admiration of his co-workers, customers, and our entire Board of Directors,” commented J. Downey Bridgwater, Sterling’s Chairman, President, & Chief Executive Officer. “He will do an outstanding job leading our commercial and business banking teams in this newly-created statewide position.”

“It is a privilege to serve in this capacity for Sterling Bank,” Jaggers said. “I am excited about the opportunity to help generate quality growth, helping Sterling to become the leading bank for small to medium-sized businesses in Texas.”

Jaggers, a native Texan, holds bachelor’s and master’s degrees from the University of Houston in accounting and finance. He has been in banking for 38 years, and previously served in executive positions with First Pasadena State Bank and Texas Commerce Bank (now JPMorgan Chase). He has been with Sterling Bank for 12 years.

About Sterling Bancshares

Sterling Bancshares, Inc. is a Houston-based bank holding company with total assets of $4.9 billion, which operates 59 banking centers in the greater metropolitan areas of Houston, San Antonio, Dallas and Fort Worth, Texas. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “SBIB.” For more information on Sterling Bancshares, please visit the Company’s web site at http://www.banksterling.com.